Exhibit 99.1

Professional Holding Corp. Reports Third-Quarter Results

Quarterly Net Income of $1.0 Million as Assets Top $2.1 Billion

Coral Gables, Fla., October 29, 2020 – Professional Holding Corp. (the “Company”) (NASDAQ:PFHD), the parent company of Professional Bank (the “Bank”), today reported net income of $1.0 million, or $0.07 per diluted share for the third quarter of 2020 compared to net income of $3.1 million for the second quarter of 2020, and net income of $0.5 million or $0.08 per diluted share for the third quarter of 2019. For the nine months ended September 30, 2020, net income totaled $2.8 million, or $0.21 per diluted share, compared to net income of $1.3 million, or $0.22 per diluted share for the same period of 2019.

“I am proud of our team which continues to perform and adapt to the COVID-19 pandemic” said Daniel R. Sheehan, Chairman and Chief Executive Officer. “We remain committed to the welfare of our employees, clients, and the South Florida community and continue to take steps to safely remain open assisting existing clients and helping new ones. The Company issued $226.2 million of funds to small businesses through the Paycheck Protection Program (“PPP”), where our average loan amount was $149,738 and median loan was $42,400”. Chief Financial Officer Mary Usategui commented that despite the increase in provision expense, the Company had a profitable third quarter due in part to the realized efficiencies related to the successful integration of Marquis Bancorp. (“MBI”).

Results of Operations for the three months ended September 30, 2020

•	Net income was $1.0 million compared to $0.5 million for the same period in 2019.
●	Pre-Tax Pre-Provision earnings (non-GAAP, see Explanation of Certain unaudited non-GAAP Financial Measures) was $6.7 million for the current quarter, an increase of $1.0 million compared to pre-tax pre-provision earnings of $5.7 million in the previous quarter, and 409.1% increase compared to $1.1 million during the same period in 2019.
●	Net interest income was $17.5 million, an increase of $1.2 million or 7.4% compared to the previous quarter and an increase of $10.2 million, or 140.7%, compared to the same period in 2019.
•	Noninterest income totaled $1.0 million, unchanged from the previous quarter and up $0.1 million, or 14.7% million from the third quarter 2019.
•

Noninterest expense totaled $11.7 million, an increase of $0.2 million or 1.7% compared to the previous quarter and an increase of $4.7 million, or 66.4%, compared to the same period in 2019. MBI acquisition expenses were primarily responsible for the increase.

Results of Operations for the nine months ended September 30, 2020

●	Net income of $2.8 million, an increase of $1.4 million, or 105.0%, compared to the same period in 2019.
●	Net interest income of $41.8 million, an increase of $21.2 million, or 102.9%, compared to the same period in 2019. This increase was primarily due to loan growth, partially offset by an increase in total deposits.
●	Noninterest income totaled $2.8 million, an increase of $0.7 million, or 31.0%, compared to the same period in 2019.
●	Noninterest expense of $32.7 million, which represented an increase of $12.7 million, or 63.0%, compared to the same period in 2019. MBI acquisition expenses were primarily responsible for the increase.

Financial Condition:

At September 30, 2020:

•

Total assets increased to $2.1 billion, an increase of $0.1 billion, or 5.0%, compared to June 30, 2020 primarily through increases in loans and cash funded by non-interest bearing deposits. New loan originations were $99.1 million for the quarter, compared to $62.6 million the prior quarter, excluding PPP loans. New non-PPP, loan growth $32.6 million, a 2,407.7% increase over the prior quarter.

•

Net loans increased to $1.6 billion, up $29.1 million, or 1.9% compared to June 30, 2020 and an increase of $0.8 billion, or 100.0% compared to September 30, 2019. We experienced growth across all loan types due to new organic origination, excluding PPP loans, of $97.4 million for the quarter compared to $62.6 million in the prior quarter.

•	Nonperforming assets totaled $9.9 million compared to $6.2 million at June 30, 2020 and $4.7 million at September 30, 2019.
•	The Company maintained its strong capital position. As of September 30, 2020, the Company was well-capitalized with a total risk-based capital ratio of 15.7%, and a leverage capital ratio of 10.1%.

COVID-19 Operational Response and Bank Preparedness:

●	The Company continues to work within the COVID-19 response plans which were originally established in the Spring of 2020. The Company continues to update these plans to ensure that they comply with the latest governmental guidelines and health conditions.
●	As conditions permit, these plans facilitate our staff judiciously and safely returning to the office. On September 30, 2020, approximately 35% of our staff was working in the office while approximately 65% was working by remote access. This compares to July 10, 2020, when 20% of our staff was working in the office and 80% was working by remote access.
•

The Company participated in the PPP and processed/closed/funded 1,506 small business loans representing $226.2 million in relief proceeds. The majority of these loans have been pledged to the Federal Reserve as part of the Paycheck Protection Program Liquidity Facility (PPPLF). The PPPLF pledged loans are non-recourse to the Bank. In addition, the Company paid off approximately $75 million in PPPLF advances in mid-October 2020.

•

The Company added an online PPP application form and automated the PPP loan closing documentation process. Thus far, there have been 76 loans submitted for forgiveness for a total of $48.2 million, or 21.3% of total PPP loan volume.

•

As of October 8, 2020, we have reviewed and processed 238 debt service relief requests in accordance with Section 4013 of the CARES Act and the Interagency guidelines published on March 13, 2020. As currently interpreted by the agencies, the guidelines assert that short-term modifications made in good faith for reasons related to the COVID-19 pandemic to borrowers who were current prior to such relief are not considered troubled debt restructurings. These modifications include deferrals of principal and interest, modification to interest only, and deferrals to escrow requirements. The modifications have varying terms up to six months. As of October 8, 2020, 6.7% of all loans have been approved for modification and remained so. Payment deferrals represent 3.8% of all loans and are comprised of 23 residential real estate loans totaling $17.1 million, 6 loans secured by owner occupied commercial real estate totaling $11.7 million, 13 loans collateralized by non-owner occupied commercial real estate totaling $20.8 million and 4 commercial and industrial loans totaling $2.8 million. Additionally, as a part of the CARES Act, the SBA is paying six months of loan payments for the Company’s SBA 7a borrowers, of which the Company holds $13.6 million in the non-guaranteed portion of 7a loans.

PROFESSIONAL HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands, except share data)

	September 30,	December 31,
	2020	2019
ASSETS
Cash and due from banks	$36,176	$21,408
Interest-bearing deposits	251,664	150,572
Federal funds sold	26,696	26,970
Cash and cash equivalents	314,536	198,950
Securities available for sale, at fair value	97,067	28,441
Securities held to maturity (fair value September 30, 2020 – $1,605, December 31, 2019 – $224)	1,589	214
Equity securities	995	971
Loans, net of allowance of $15,035 and $6,548 as of September 30, 2020 and December 31, 2019, respectively	1,589,010	785,167
Federal Home Loan Bank stock, at cost	3,654	2,994
Federal Reserve Bank stock, at cost	4,762	2,074
Accrued interest receivable	6,547	2,498
Premises and equipment, net	4,655	4,307
Bank owned life insurance	17,236	16,858
Goodwill	15,651	—
Core deposit intangibles	3,603	—
Other assets	17,618	10,667
	$2,076,923	$1,053,141
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand – non-interest bearing	$489,757	$184,211
Demand – interest bearing	840,418	599,318
Time deposits	236,968	109,344
Total deposits	1,567,143	892,873
Federal Home Loan Bank advances	50,000	55,000
Subordinated debt	10,197	—
Official checks	4,752	6,191
Line of credit	—	9,999
PPPLF advances	224,341	—
Accrued interest and other liabilities	16,375	9,776
Total liabilities	1,872,808	973,839
Commitments and contingent liabilities
Stockholders’ equity
Preferred stock, 10,000,000 shares authorized, none issued	—	—
Class A Voting Common stock, $0.01 par value; authorized 50,000,000 shares, issued 13,641,187 and outstanding 13,080,893 shares as of September 30, 2020 and authorized 50,000,000 shares, issued 5,360,262 and outstanding 5,115,262 shares at December 31, 2019	135	53
Class B Non-Voting Common stock, $0.01 par value; 10,000,000 shares authorized, 401,633 and 752,184 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	4	7
Treasury stock, at cost	(9,132)	(4,155)
Additional paid-in capital	203,041	77,019
Retained earnings	9,215	6,451
Accumulated other comprehensive gain (loss)	852	(73)
Total stockholders’ equity	204,115	79,302
	$2,076,923	$1,053,141

PROFESSIONAL HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(Dollar amounts in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Interest income
Loans, including fees	$18,488	$9,502	$46,400	$26,289
Taxable securities	433	172	1,093	504
Dividend income on restricted stock	103	73	313	200
Other	77	583	837	1,607
Total interest income	19,101	10,330	48,643	28,600

Interest expense
Deposits	1,165	2,789	5,408	7,200
Federal Home Loan Bank advances	197	288	762	795
Other borrowings	279	—	661	—
Total interest expense	1,641	3,077	6,831	7,995

Net interest income	17,460	7,253	41,812	20,605
Provision for loan losses	5,957	380	8,552	762
Net interest income after provision for loan losses	11,503	6,873	33,260	19,843

Non-interest income
Service charges on deposit accounts	319	399	848	542
Income from Bank owned life insurance	123	136	378	278
Gain on sale and call of securities	1	—	16	3
Other	520	309	1,545	1,304
Total non-interest income	963	844	2,787	2,127

Non-interest expense
Salaries and employee benefits	6,433	4,662	18,608	13,534
Occupancy and equipment	1,196	701	3,051	1,824
Data processing	374	165	971	489
Marketing	435	128	723	400
Professional fees	562	524	1,723	1,106
Acquisition expenses	1,078	—	3,301	—
Regulatory assessments	250	46	764	353
Other	1,385	815	3,606	2,382
Total non-interest expense	11,713	7,041	32,747	20,088

Income before income taxes	753	676	3,300	1,882
Income tax provision (benefit)	(197)	182	536	534
Net income	950	494	2,764	1,348

Earnings (loss) per share:
Basic	$0.07	$0.09	$0.24	$0.23
Diluted	$0.07	$0.08	$0.21	$0.22

Other comprehensive income:
Unrealized holding gain (loss) on securities available for sale	171	1	1,239	485
Tax effect	(43)	—	(314)	(123)
Other comprehensive gain (loss), net of tax	128	1	925	362
Comprehensive income (loss)	$1,078	$495	$3,689	$1,710

Capital

The Company’s capital position remained strong as of September 30, 2020, with a total risk-based capital ratio of 15.7%, and a leverage capital ratio of 10.1%.  The total risk-based capital ratio was 12.3% at December 31, 2019 and 12.5% at September 30, 2019 and the leverage capital ratio was 7.8% at December 31, 2019 and 8.4% at September 30, 2019. Each of the Company’s capital ratios remain well in excess of regulatory requirements.

On March 2, 2020, the Company’s Board of Directors authorized the purchase from time to time of up to $10 million of the Company’s Class A Common Stock. Under this program, shares may be repurchased in privately negotiated and/or open market transactions, including under plans complying with Rule 10b5-1 under the Exchange Act. As of September 30, 2020, purchases totaling $5.0 million at an average price of $15.79 had been made under this program. The Company has not made any repurchases since May 18, 2020.

Liquidity

The Company maintains a strong liquidity position. At September 30, 2020, in addition to its balance sheet liquidity, the Company had the ability to generate approximately $235.1 million in additional liquidity through available resources.

Net Interest Income and Net Interest Margin Analysis

Net interest income was $17.5 million for the quarter. In addition to the $251.6 million in interest-bearing deposits at correspondent banks yielding 0.10%, the Company also has invested approximately $15 million in average balances at correspondent banks that currently pay 35 basis points in earnings credits, which are included in the $99.1 million in noninterest earning assets below. The total earnings credits accumulated this quarter was $12.3 thousand, which were used to offset some of the Company’s noninterest expenses. The following table shows the average outstanding balance of each principal category of the Company’s assets, liabilities and shareholders’ equity, together with the average yields on assets and the average costs of liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the respective periods.

	For the Three Months Ended September 30,
	2020			2019
	Average	Interest		Average	Interest
	Outstanding	Income/	Average	Outstanding	Income/	Average
(Dollars in thousands)	Balance	Expense(4)	Yield/Rate	Balance	Expense(4)	Yield/Rate
Assets
Interest earning assets
Interest-bearing deposits	$251,613	$65	0.10%	$75,443	$414	2.18%
Federal funds sold	30,164	12	0.16%	26,724	163	2.42%
Federal Reserve Bank stock, FHLB stock and other corporate stock	8,998	103	4.55%	4,617	73	6.27%
Investment securities	104,226	433	1.65%	27,957	178	2.53%
Loans(1)	1,572,833	18,488	4.68%	737,215	9,502	5.11%
Total interest earning assets	1,967,834	19,101	3.86%	871,956	10,330	4.70%
Noninterest earning assets	99,075			53,425
Total assets	2,066,909			925,381
Liabilities and shareholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	1,049,556	1,165	0.44%	603,131	2,789	1.83%
Borrowed funds	297,227	476	0.64%	50,000	288	2.29%
Total interest-bearing liabilities	1,346,783	1,641	0.48%	653,131	3,077	1.87%
Noninterest-bearing liabilities
Noninterest-bearing deposits	494,415			183,036
Other noninterest-bearing liabilities	19,961			9,189
Shareholders’ equity	205,750			80,025
Total liabilities and shareholders’ equity	$2,066,909			$925,381
Net interest spread(2)			3.38%			2.83%
Net interest income		$17,460			$7,253
Net interest margin(3)			3.53%			3.30%

(1)	Includes nonaccrual loans.
(2)	Net interest spread is the difference between interest earned on interest earning assets and interest paid on interest-bearing liabilities.
(3)	Net interest margin is a ratio of net interest income to average interest earning assets for the same period.
(4)	Interest income on loans includes loan fees of $1.2 million and $230 thousand for the three months ended September 30, 2020 and 2019, respectively.

Provision for Loan Losses

The Company’s provision for loan losses amounted to $6.0 million for the third quarter of 2020 compared to $0.4 million for the third quarter of 2019. The increase was primarily due to the Company addressing the impairment of the Coex loan. The Company’s allowance for loan losses as a percentage of total loans (net of overdrafts and excluding PPP loans) was 1.09% at September 30, 2020, compared to 0.67% at June 30, 2020.

Investment Securities

The Company’s investment portfolio increased by $70.3 million, or 239.1%, from $29.4 million at September 30, 2019 to $99.7 million at September 30, 2020. The investment of a portion of the proceeds from the Company’s initial public offering and MBI acquisition are the primary reason for this increase. The Company invested these proceeds into liquid assets to provide more liquidity to fund loan growth, as well as securities available for sale. To supplement interest income earned on the Company’s loan portfolio, the Company invests in high quality mortgage-backed securities, government agency bonds, corporate bonds, community development district bonds and equity securities (including mutual funds). When compared to the second quarter, the Company’s investment portfolio decreased by $8.1 million, or 7.5% from $107.8 million to $99.7 million. The decrease was primarily a result of paydowns of $4.4 million and to a lesser extent $2.2 million in calls and $1.5 million in maturities of securities.

Loan Portfolio

The Company’s primary source of income is derived from interest earned on loans. The Company’s loan portfolio consists of loans secured by real estate as well as commercial business loans, construction and development loans, and other consumer loans. The Company’s loan clients primarily consist of small to medium sized businesses, the owners and operators of those businesses, and other professionals, entrepreneurs and high net worth individuals. The Company’s owner-occupied and investment commercial real estate loans, residential construction loans, and commercial business loans provide higher risk-adjusted returns, shorter maturities, and more sensitivity to interest rate fluctuations and are complemented by the relatively lower risk residential real estate loans to individuals. The Company’s lending activities are principally directed to the Miami-Dade MSA. The following table summarizes and provides additional information about certain segments of the Company’s loan portfolio as of September 30, 2020:

	September 30, 2020		December 31, 2019
(Dollars in thousands)	Amount	Percent	Amount	Percent
Commercial real estate	$727,933	45.3%	$270,981	34.2%
Owner Occupied	261,221	—	112,618	—
Non-Owner Occupied	466,712	—	158,363	—
Residential real estate	375,607	23.3%	342,257	43.2%
Commercial	411,250	25.5%	129,477	16.3%
Construction and development	82,744	5.1%	41,465	5.2%
Consumer and other loans	13,274	0.8%	8,287	1.1%
Total loans	$1,610,808	100.0%	$792,467	100.0%
Unearned loan origination (fees) costs, net	(6,763)		(752)
Allowance for loan losses	(15,035)		(6,548)
Loans, net	$1,589,010		$785,167

Non-Performing Assets

As of September 30, 2020, the Company had nonperforming assets of $9.9 million, or 0.48% of total assets compared to nonperforming assets of $6.2 million, or 0.30% of total assets at June 30, 2020.

The Company learned on July 15, 2020 that one of its borrowers, Coex Coffee International Inc. (“Coex”), filed a Petition Commencing an Assignment for the Benefit of Creditors in the 11th Judicial Circuit Court in Miami-Dade County, Florida. This state court action is similar to a federal bankruptcy case where the assignee is tasked, under the oversight of a judge, with the repayment of creditors of a troubled entity.  Coex was primarily in the business of purchasing and selling green coffee beans. Coex financed its business through various credit facilities from ten financial institutions in an amount totaling $191.9 million. The Company currently has a total of thirty-one (31) advances to Coex for the purchase of coffee from growers for period of up to 90 days with an aggregate outstanding balance of $12.4 million.  However, the Company has a current balance of $8.3 million due to a participation, without recourse, to another financial institution.  The loans are collateralized by coffee beans and the proceeds from coffee sales.  While at the time of petition, the advances were current, the preliminary records reviewed by the Assignee indicate that certain loan documents, including purchase orders, were fraudulent and that only $1.2 million of the associated value may be attributed as collateral against the aggregate outstanding balance. While definitive reports and orders have yet to be issued, based on the Assignee’s preliminary evaluation, the Company considers it prudent to record an impairment of $7.6 million against the Bank’s portion of the loan. The Company intends to vigorously pursue courses of actions available to it to mitigate potential losses, including a potential insurance claim, to recover as much of the current outstanding balance as possible. At this time the Company is unable to provide any assurances whether these courses of action will ultimately be successful.

Allowance for Loan and Lease Losses (“ALLL”)

The Company’s allowance for loan losses was $15.0 million at September 30, 2020, compared to $9.0 million at June 30, 2020, an increase of $6.0 million or 0.7%. The increase was primarily due to the Company addressing the impairment of the Coex loan. At June 30, 2020, the Company had an allowance for loan losses to total gross loans (net of overdrafts and excluding PPP loans) ratio of 0.67%. At September 30, 2020, the Company’s allowance for loan losses was 1.09% of total gross loans (net of overdrafts and excluding PPP loans) and provided coverage of 151.6% of nonperforming loans.

September 30, 2020
Total Loans (less PPP loans)	1,385,302
Allowance for Loan Loss	15,035
GAAP: Allowance for Loan Loss as a % of Total Loans (excluding PPP loans)	1.09%

Explanation of Certain unaudited non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”), including adjusted net income and adjusted net income per share, which we refer to “non-GAAP financial measures.” The table below provides a reconciliation between these non-GAAP measures and net income and net income per share, which are the most comparable GAAP measures.

Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these measures are useful supplemental information that can enhance investors’ understanding of the Company’s business and performance without considering taxes or provisions for loan losses and can be useful when comparing performance with other financial institutions. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.

Reconciliation of non-GAAP Financial Measures

	Three Months Ended September 30,		Three Months Ended	Nine Months Ended September 30,
	2020	2019	June 30, 2020	2020	2019
(Dollar amounts in thousands, except per share data)
Net interest income (GAAP)	$17,460	$7,253	$16,291	$41,812	$20,605
Total non-interest income	963	844	968	2,787	2,127
Total non-interest expense	11,713	7,041	11,548	32,747	20,088
Pre-tax pre-provision earnings (non-GAAP)	$6,710	$1,056	$5,711	$11,852	$2,644
Total adjustments to non-interest expense	(1,078)	—	(560)	(3,301)	—
Adjusted pre-tax pre-provision earnings (non-GAAP)	$7,788	$1,056	$6,271	$15,153	$2,644
Adjusted earnings per share (non-GAAP)
Earnings per share (GAAP)	$0.07	$0.09	$0.23	$0.24	$0.23
Effect of non-GAAP adjustments	0.51	0.10	0.24	1.06	0.22
Adjusted earnings per share (non-GAAP)	$0.58	$0.18	$0.47	$1.30	$0.45
Adjusted return on average assets (non-GAAP)
Annualized pre-tax pre-provision ROAA (non-GAAP)	1.30%	0.46%	1.19%	0.92%	0.42%
Adjusted annualized pre-tax pre-provision ROAA (non-GAAP)	1.51%	0.46%	1.30%	1.18%	0.42%

Additional Materials

There is also a slide presentation with supplemental financial information relating to this release that can be accessed at https://myprobank.com/ir/.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements contained in this presentation that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements preceded by, followed by or including words such as  “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should” and similar expressions.  Forward looking statements represent the Company’s current expectations, plans or forecasts and involve significant risks and uncertainties. Several important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include, without limitation, current and future economic and market conditions, including those that could impact credit quality and the ability to generate loans and gather deposits; the duration, extent and impact of the COVID-19 pandemic, including the governments’ responses to the pandemic, on our and our customers’ operations, personnel, and business activity (including developments and volatility), as well as COVID-19’s impact on the credit quality of our loan portfolio and financial markets and general economic conditions; the effects of our lack of a diversified loan portfolio and concentration in the South Florida market; the impairment estimate related to Coex and the Company's pursuit of actions to mitigate the ultimate losses on the Coex credit and the ability to recover as much of the outstanding indebtedness as possible; the impact of current and future interest rates and expectations concerning the actual timing and amount of interest rate movements; competition; our ability to execute business plans; geopolitical developments; legislative and regulatory developments; inflation or deflation; market fluctuations; natural disasters (including pandemics such as COVID-19); potential business uncertainties related to the integration of Marquis Bancorp (MBI), including into our operations critical accounting estimates; and other factors described in our Form 10-K for the year ended December 31, 2019, Form 10-Q for the fiscal quarter ended March 31, 2020, Form 10-Q for the fiscal quarter ended June 30, 2020 and other filings with the Securities and Exchange Commission. The Company disclaims any obligation to update any of the forward-looking statements included herein to reflect future events or developments or changes in expectations, except as may be required by law.

About Professional Holding Corp. and Professional Bank:

Professional Holding Corp. (NASDAQ:PFHD), is the financial holding company for Professional Bank, a Florida state-chartered bank established in 2008. Professional Bank focuses on providing creative, relationship-driven commercial banking products and services designed to meet the needs of small to medium-sized businesses, the owners and operators of these businesses, other professional entrepreneurs and high net worth individuals. Professional Bank currently operates through a network of nine locations in the regional areas of Miami, Broward, and Palm Beach counties. It also has a Digital Innovation Center located in Cleveland, Ohio and intends to open a loan production office in New England in November 2020. For more information, visit www.myprobank.com. Member FDIC. Equal Housing Lender.